Exhibit 10.17

CONTRACT FOR PROFESSIONAL AND TECHNICAL SERVICES

BETWEEN

GEOVIC CAMEROON PLC

AND

GEOVIC, LTD.

This Contract for Professional and Technical Services, and amendments thereto, together with the Schedules hereto (the “Services Contract”) is made effective as of January 1, 2011 (the “Effective Date”), by and between Geovic Cameroon PLC, a company under Cameroonian Law, (hereinafter referred to as “Geovic Cameroon”) having a head office located at Bastos – Yaoundé, P.O. Box 11555, Cameroon; and Geovic Ltd., a body incorporated under the laws of the Cayman Islands which holds a 60 percent equity ownership of Geovic Cameroon and which is a wholly-owned operating subsidiary of Geovic Mining Corporation, (hereinafter together referred to as “Geovic”) having a head office located at 1200 Seventeenth Street, Suite 980, Denver, Colorado, 80202, USA (each a “Party” and collectively, the “Parties”).

PREAMBLE

WHEREAS, Geovic Cameroon, the exclusive holder of the mining rights and titles resulting from the Mining Convention of the 31st of July 2002 and Mining Permit N° 33 of 11 April 2003, intends to procure as necessary professional and technical services from Geovic (the “Services”);

WHEREAS, Geovic Cameroon is in need of Services to advance its Nkamouna and Mada cobalt-nickel-manganese projects and related projects within the Mining Permit area (collectively the “Project”) in southeastern Cameroon;

WHEREAS, Geovic is duly qualified and willing to perform the Services set forth in this Services Contract to Geovic Cameroon in support of the development and administration of certain aspects of Geovic Cameroon’s Project in southeastern Cameroon;

WHEREAS, in order to provide these Services in a proficient and cost-effective manner, Geovic will capitalize on its unique strength in management, planning and developing the operating competencies of mining companies and mining projects; Geovic has developed these strengths through the extensive experience of its management and staff with many mining companies, public and private, and a multitude of resource-related projects located around the world; and

MINDFUL of the fact that the Services to be performed by Geovic under this Services Contract are based on each Geovic Cameroon annual work program and budget approved and adopted by the Geovic Cameroon Board of Directors (the “Geovic Cameroon Annual Budget”), beginning with the Geovic Cameroon Annual Budget for the year commencing January 2011, and continuing for each year thereafter until this Services Agreement is terminated in the manner described herein; and the Geovic Cameroon Annual Budget for each year thereafter, when approved and adopted by the Geovic Cameroon Board of Directors, shall establish the basis for updating Schedule A, Scope of Services, and Schedule B, Financial Terms, to the Services Contract replacing Schedules A and B for the prior year;

NOW THEREFORE WITNESSES that in consideration of the mutual covenants and agreements contained herein, the Parties agree that this Services Contract shall be implemented in accordance with the following terms and conditions:

1. SERVICES TO BE PERFORMED

Geovic agrees to perform Services in accordance with the needs and requirements of the Project development cycle as may be requested by Geovic Cameroon. Based on the Geovic Cameroon Annual Budget most recently adopted and approved by the Geovic Cameroon Board of Directors, Geovic agrees to perform the Services requested by Geovic Cameroon as described and attached hereto as Schedule A; and the Parties acknowledge and agree that Schedule A may be revised annually upon the mutual written agreement of the Parties, consistent with the Geovic Cameroon Annual Budget then in effect.

The general Services to be performed by Geovic and the anticipated quarterly deliverables to be accomplished and/or presented are described on Schedule A. A quarterly report concerning the Services performed under the Services Contract shall be provided to the Geovic Cameroon General Manager by or before the last day of the month following the end of the quarter. The Parties recognize that the quarterly deliverables defined on Schedule A represent the best available information at the time the Geovic Cameroon Annual Budget was approved. The Parties further recognize that the specific actions and/or schedule and/or budget may change during the term of the Services Agreement. Geovic will use the quarterly reports to advise Geovic Cameroon of any deviations or modifications to the deliverable actions and/or schedule and/or budget. Geovic will not exceed the authorized budget amount without prior authorization by Geovic Cameroon.

2. REMUNERATION

The remuneration for the performance of Services by Geovic during the term of this Services Contract shall be based on the total man-hours involved for carrying out the said Services. The man-hours, utilization, hourly charge rates, and total budget estimate for the Geovic Team are detailed and attached hereto as Schedule B. Schedule B may, and is intended to be modified from time to time to reflect changes in rates of compensation, difficulty of services, changing nature of services required and provided, and other factors. The Parties shall mutually agree to all material changes in Schedules B and shall negotiate changes in good faith; until so changed, the charge rates shown of Schedule B shall continue to apply, notwithstanding that a Geovic Cameroon Annual Budget for a succeeding year may have been adopted.

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3. GEOVIC TEAM

Key members of the Geovic Team are identified on Schedule C (the “Geovic Team”) along with a brief summary of their relevant qualifications and experience. Geovic will give Geovic Cameroon at least 30 days prior written notice of any changes to the Geovic Team on Schedule C. The Geovic Team will be supported by a qualified group of technical and administrative personnel. Technical and administrative staff may be Geovic employees or independent service providers. All Services provided under this Services Contract will be accomplished by properly qualified personnel and supervised by Geovic.

4. OUTSIDE CONTRACTORS AND OTHER PROJECT COSTS

All agreements with, and obligations to, outside contractors and consultants relating to the Project within the scope of this Services Contract shall be signed by Geovic Cameroon and all related costs shall be paid directly by Geovic Cameroon.

Geovic shall be reimbursed by Geovic Cameroon for its cost and expenses. Geovic will report to Geovic Cameroon on work programs, budgets and delivery schedule of outside contractors and consultants in its quarterly report to Geovic Cameroon.

5. TERMS AND CONDITIONS OF PAYMENT

The financial terms of this Services Contract are presented on Schedule B. The remuneration for performance of Services by Geovic under this Services Contract has been negotiated for 2011 on reasonable commercial terms for a total budgeted amount of $1,500,000 (one million, five hundred thousand) in consideration of arm’s length principles and the OHADA Uniform Acts, as well as in accordance with Article 3 and Article 7, Section 7.3 of the Geovic Cameroon Shareholders Agreement. Each future revision to Schedule B will likewise be so negotiated.

Normal costs and expenses (notably transportation, lodging, telecommunications, meals, and incidentals) incurred by the Geovic Team in respect of this Services Contract shall be paid directly by Geovic Cameroon or reimbursed on an actual cost reimbursable basis.

Geovic shall invoice Geovic Cameroon quarterly for Services performed and reimbursable expenses or other costs incurred subject to the terms outlined above in this Service Contract. Any payment not received within thirty (30) days of the date of the invoice will be subject to late payment fees of one percent (1%) per month delinquent. Such late payment fees will not be accounted against Geovic’s authorized budget under this Services Agreement.

All payments made by Geovic Cameroon pursuant to this Services Contract shall be paid by Geovic Cameroon in U.S. Dollars unless otherwise agreed to by the Parties.

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6. RESPONSIBILITY OF GEOVIC

Geovic shall perform its duties under this Services Contract in compliance with the laws and regulations of the Republic of Cameroon, the Mining Convention, and the Mining Permit in a prudent manner and with a comparable degree of care and skill as would be expected of a reputable third party service provider.

7. LIMITATION OF LIABILITY

In provision of the Services hereunder and subject to the application of the rules of agency, neither Geovic nor any of its affiliates nor any employees or agents of any of them shall be liable for any act or omission resulting in loss or damage to Geovic Cameroon, or any of its respective affiliates, except to the extent that such loss or damage is caused by the gross negligence or willful misconduct of Geovic, nor any of its affiliates nor any employees or agents of any of them in the course of their employment or agency. Notwithstanding the foregoing, neither Geovic, nor any of its affiliates, nor any employees or agents of any of them shall be liable for any indirect, consequential or punitive damages, including without limitation, damages for lost profits or lost business opportunities.

8. OWNERSHIP OF DOCUMENTS AND INTELLECTUAL PROPERTY RIGHTS

Geovic Cameroon is the owner of all rights, titles, and interests in all of the intellectual property rights, including copyrights, patents, trade secrets, trademarks, and service marks in the Services, Works and Documents created under this Services Contract.

Services and Works means all inventions, improvements, discoveries (whether or not patentable), databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, and disks conceived, reduced to practice, created or originated by Geovic, its employees, agents, consultants, subcontractors, and offshore contractors, either individually or jointly with others in the performance of this Services Contract.

Services and Works include “Documents.” Documents are the originals of any databases, computer programs, reports, notes, studies, photographs, negatives, designs, drawings, specifications, materials, tapes, disks, or other materials, whether in tangible or electronic forms, prepared by Geovic, its employees, agents, consultants, or subcontractors and offshore contractors, in the performance of this Services Contract. The Documents will be the exclusive property of Geovic Cameroon and all such Documents must be immediately returned to Geovic Cameroon by Geovic upon completion or cancellation of this Services Contract. Notwithstanding other provisions of this Section 8, Geovic shall be entitled to retain copies of Documents and to make reasonable use of them provided such use is not inconsistent with the successful commercialization of the Project by Geovic Cameroon.

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9. EMPLOYEES AND CONSULTANTS ON SECONDMENT

Notwithstanding any provisions to the contrary in this Services Contract, when Geovic provides its employee(s), consultant(s) or individual(s) to Geovic Cameroon to perform Services under the supervision, direction and control of Geovic Cameroon under this Services Contract (hereinafter “Seconded Employees or/and Consultants”), the Seconded Employees or/and Consultants shall be advised by Geovic Cameroon of all office, Project and facility rules, regulations, safety and health applicable procedures, and all laws and regulations of the Republic of Cameroon applicable to such persons.

Except as the agent of Geovic Cameroon under this Services Agreement, Geovic shall retain no right to supervise, direct or control the Seconded Employees and/or Consultants with respect to their performance of Services and all such supervision, direction and control shall only come from Geovic Cameroon but with technical coordination from Geovic as may be needed and appropriate.

10. TAXES

Any registration or tax requirements arising from the Services Contract or from Services performed under this Services Contract, notably the Special Tax on Revenue and Value Added Tax of the Republic of Cameroon shall be paid by Geovic Cameroon if and when applicable.

11. TERM OF THE SERVICES CONTRACT

The term of this Services Contract shall be one (1) year from the Effective Date (January 1st, 2011).

12. GENERAL PROVISIONS

The persons for each Party to whom notices are to be delivered are specified as follows:

Geovic Cameroon PLC

P.O. Box 11555,

Bastos – Yaoundé, Cameroon

Attention: General Manager

Telephone: +237-22 21 45 18

Facsimile: +235-22 21 18 02

Geovic, Ltd.

1200 Seventeenth Street, Suite 980

Denver, Colorado, USA 80202

Attention: Chief Executive Officer

Telephone: +303-476-6455

Facsimile: +303-476-6456

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13. ATTACHMENTS

Schedules A, B, and C, which are attached hereto, are incorporated by this reference into this Services Contract as fully set forth herein.

Schedule A: Scope of Services

Schedule B: Financial Terms

Schedule C: Geovic Team

IN WITNESS WHEREOF, the Parties hereto have caused this Services Contract to be duly executed by their duly authorized representatives, effective as of the Effective Date, signed in four (4) original copies in English.

GEOVIC CAMEROON PLC,

By:	/s/ PHILLIP R. MASON
Name:	Phillip R. MASON
Title:	General Manager

GEOVIC, LTD.,

By:	/s/ JOHN E. SHERBORNE
Name:	John E. SHERBORNE
Title:	President and CEO

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Schedule A

SCOPE OF SERVICES

2011

Services Generally Requested by Geovic Cameroon

Under the overall management, supervision and control of the Geovic Cameroon General Manager, Geovic will provide a range of services to Geovic Cameroon. These Services shall generally include:

a)	Assist in the professional development and of key Geovic Cameroon employees;

b)	Assist in the planning, analysis, and interpretation and provide general oversight and supervision for exploration operations and other work relating to geology and geologic interpretations for the Project;

c)	Assist in the analysis of and planning for development operations, mine construction operations and mining operations including work related to the feasibility study due diligence, optimization and detailed engineering and necessary documents for project financing;

d)	Assist in the preparation of tender materials, reviewing bids and interviewing and selecting the engineering, architectural and construction firms that may work on any aspect of the Project;

e)	Assist in negotiating contracts on behalf of Geovic Cameroon with any engineering, architectural and construction firms so selected;

f)	Assist in arranging for and supervising any mine planning, engineering, pre-stripping, site development and other work as requested by Geovic Cameroon.

g)	Assist in coordinating and scheduling the work of any outside service providers selected to perform offshore work, and supervising the performance of such service providers as requested by Geovic Cameroon;

h)	Assist in procuring materials, supplies, equipment or services as may be needed or required in connection with the Project when suppliers are located abroad;

i)	Assist in marketing minerals produced by or for the Project;

j)	Assist in securing insurance coverage for the Project as requested by Geovic Cameroon;

k)	Assist in applying for, obtaining and maintaining, all necessary governmental approvals or permits necessary in connection with any activity of the Project;

l)	Assist in conducting relations with international entities in connection with the Project; and

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m)	Perform other such services as may be reasonably requested by Geovic Cameroon within the limits of the authorized budget in connection with any aspect or activity of the Project.

Deliverables for the First Quarter (January 1 through March 31, 2011):

Q1.1.	Not later than April 31, 2011, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the quarter ending December 31, 2010.

Q1.2.	Oversee the mine planning effort by SRK for removing overburden and ore from the tailings facility basin.

Q1.3.	Assist with the completion of the refinery solvent extraction testwork by Ammtec, and with the interpretation and integration of program results in determining the adequacy of the refinery engineering represented in the Lycopodium Feasibility Study Update (FSU). Provide input, comment, and modifications as required based on the results.

Q1.4.	Oversee the detailed tailings facility design effort by Knight Piésold.

Q1.5.	Provide technical input and management support to any follow-on work that may be required, including due diligence support, which by Lycopodium following FSU delivery.

Q1.6.	Provide technical input as required to support the lender’s due diligence process being carried out by Chlumsky, Ambrust and Meyer LLC (CAM) and Environmental Resource Management (ERM).

Q1.7.	Provide oversight and direction to Standard Chartered Bank as Geovic Cameroon’s financial advisor, and participate in the process of obtaining debt financing for the project as requested by Geovic Cameroon.

Q1.8.	Assist in the selection of legal representation to support the project financing effort.

Q1.9.	Assist with the coordination of efforts by the Technical Advisory Panel as advisors on the metallurgical process and John Marsden as advisor on the feasibility study process.

Q1.10.	Assist with the oversight and management of Knight Piésold and SRK in the consolidation of the 2007 Environmental and Social Assessment (ESA), the 2010 ESA Update Report, the FSU, and any other pertinent documents in anticipation of issuing an up-to-date ESA at the end of Q1.

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Q1.11.	Provide assistance and capacity-building support to the HSSE programs and Geovic Cameroon’s HSSE Manager.

Q1.12.	Assist with the oversight and management of the GeoAid service contract.

Q1.13.	Participate in the selection and contract negotiation with the mining contractor.

Q1.14.	Participate in the selection and contract negotiation with the equipment supplier.

Q1.15.	Participate and in the selection and contract negotiation with the logistics and transportation contractor.

Q1.16.	Assist in the development of a “Request for Proposal” for soliciting suitably qualified Engineering, Procurement, and Construction Management (EPCM) contractors.

Q1.17.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q1.18.	Participate in marketing, financing, insurance and/or strategic alliance initiatives aimed at identifying potential metal sales agreements, identifying Project financing strategies, limiting political and business risks, and other arrangements as may be appropriate and beneficial to furthering the Project’s business arrangements.

Q1.19.	Participate in Geovic Cameroon Board of Director meetings, Ordinary General Shareholder meetings, Extraordinary General Shareholder meetings, and Shareholder Management Committee meetings as may be duly organized and called.

Q1.20.	Assist in the ongoing implementation, training, and utilization of the J.D. Edwards financial software.

Q1.21.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended December 31, 2010 in accord with generally accepted accounting procedures.

Deliverables for the Second Quarter (April 1 through June 30, 2011):

Q2.1.	Not later than May 31, 2011, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the first quarter ending March 31, 2011.

Q2.2.	Oversee the mine planning effort by SRK for removing overburden and ore from the tailings facility basin.

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Q2.3.	Oversee the detailed tailings facility design effort by Knight Piésold.

Q2.4.	Provide technical input and management support to any follow-on work, including due diligence support, which may be required by Lycopodium following FSU delivery.

Q2.5.	Provide technical input as required to support the lender’s due diligence process being carried out by CAM and ERM.

Q2.6.	Provide oversight and direction to Standard Chartered Bank as Geovic Cameroon’s financial advisor, and participate in the process of obtaining debt financing for the project as requested by Geovic Cameroon.

Q2.7.	Assist in the selection of legal representation to support the project financing effort.

Q2.8.	Assist with the coordination of efforts by the Technical Advisory Panel as advisors on the metallurgical process and John Marsden as advisor on the feasibility study process.

Q2.9.	Assist with any follow-up or regulatory discussions that may be required following the delivery of the 2011 Final ESA.

Q2.10.	Provide assistance and capacity-building support to the HSSE programs and Geovic Cameroon’s HSSE Manager.

Q2.11.	Assist with the oversight and management of the GeoAid service contract.

Q2.12.	Participate in the equipment maintenance contract negotiation.

Q2.13.	Participate and in the selection and contract negotiation with the logistics and transportation contractor.

Q2.14.	Participate in proposal review and evaluation, candidate contractor interviews, and the selection and contract negotiation with the preferred EPCM contractor.

Q2.15.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q2.16.	Participate in marketing, financing, insurance, and/or strategic alliance initiatives as defined in Item 1.18. Focus on securing reliable off-take commitments.

Q2.17.	Participate in Geovic Cameroon Board of Director meetings, Ordinary General Shareholder meetings, Extraordinary General Shareholder meetings, and Shareholder Management Committee meetings as may be duly organized and called.

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Q2.18.	Assist in the ongoing implementation, training, and utilization of the J.D. Edwards financial software.

Q2.19.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended March 30, 2011 in accord with generally accepted accounting procedures.

Deliverables for the Third Quarter (July 1 through September 30, 2011):

Q3.1.	Not later than July 31, 2011, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the second quarter ending June 30, 2011.

Q3.2.	Provide technical input and management support to any follow-on work, final initiation of engineering and optimization, which may be required by Lycopodium following FSU delivery.

Q3.3.	Provide technical input in support of the lender’s independent technical engineer and independent environmental and social consultant teams associated with finalizing and follow-up from the due diligence review of the Project documents by CAM and ERM.

Q3.4.	Provide assistance and direction to Geovic Cameroon and the sponsor’s legal counsel and local legal counsel regarding project financial arrangements, follow-up, and success fees owed to Standard Chartered Bank for successfully securing the financial arrangements.

Q3.5.	Provide assistance and capacity-building support to the HSSE programs and Geovic Cameroon’s HSSE Manager.

Q3.6.	Assist with the oversight and management of the GeoAid service contract.

Q3.7.	Assist with the engineering, procurement, logistics, and development of a temporary construction camp.

Q3.8.	Assist in the contractual arrangements and ordering of certain mining and other earthmoving equipment.

Q3.9.	Assist with the planning, engineering, and implementation of certain road and bridge upgrades.

Q3.10.	Assist with the planning, engineering, procurement and installation of fuel storage and maintenance facilities.

Q3.11.	Assist in the contractual arrangements and ordering of certain equipment to support the development of the on-site quarry.

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Q3.12.	Assist with contractual arrangements, kickoff meetings and initiation of final engineering efforts with the selected EPCM contractor.

Q3.13.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q3.14.	Participate in marketing, insurance, and/or strategic alliance initiatives as defined in Item 1.18, and assist with any follow-on initiatives associated with project finance.

Q3.15.	Participate in Geovic Cameroon Board of Director meetings, Ordinary General Shareholder meetings, Extraordinary General Shareholder meetings, and Shareholder Management Committee meetings as may be duly organized and called.

Q3.16.	Assist in the ongoing implementation, training, and utilization of the J.D. Edwards financial software;

Q3.17.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended June 30, 2011 in accord with generally accepted accounting procedures.

Deliverables for the Fourth Quarter (October 1 through December 31, 2011):

Q4.1.	Not later than October 30, 2011, provide the Geovic Cameroon General Manager with a report concerning the Services performed and budget status under the Services Contract for the third quarter ending September 30, 2011.

Q4.2.	Provide technical input in support of the lender’s independent technical engineer and independent environmental and social consultant teams associated with finalizing and follow-up from the due diligence review of the Project documents by CAM and ERM.

Q4.3.	Provide assistance and capacity-building to the HSSE programs and support to Geovic Cameroon’s HSSE Manager.

Q4.4.	Assist with the oversight and management of the GeoAid service contract.

Q4.5.	Assist with the planning, engineering and design for the infill drilling programs and offsite laboratory analytical arrangements.

Q4.6.	Assist in the oversight and management of the pre-mining and civil earthworks in the plant site and tailings storage facility area.

Q4.7.	Assist with the planning, engineering, and implementation of certain road and bridge upgrades.

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Q4.8.	Assist with the planning, engineering, procurement and installation of fuel storage and maintenance facilities.

Q4.9.	Assist with the planning, engineering, development, and operation of the on-site quarry.

Q4.10.	Assist with the management and oversight of the final engineering, procurement and construction management activities provided by the selected EPCM contractor.

Q4.11.	Assist as needed in the selection process for strategic hires for Geovic Cameroon.

Q4.12.	Participate in marketing, financing, insurance, and/or strategic alliance initiatives as defined in Item 1.18.

Q4.13.	Participate in Geovic Cameroon Board of Director meetings, Ordinary General Shareholder meetings, Extraordinary General Shareholder meetings, and Shareholder Management Committee meetings as may be duly organized and called.

Q4.14.	Assist in the ongoing implementation, training, and utilization of the J.D. Edwards financial software;

Q4.15.	Assist with the financial closing of the Geovic Cameroon books for the quarter ended September 31, 2011 in accord with generally accepted accounting procedures.

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Schedule C

GEOVIC TEAM

2011

Key members of the Geovic Team:

Mr. John E. Sherborne, Geovic’s President and Chief Executive Officer (CEO), will be responsible for overall direction of the Services. Mr. Sherborne has held the CEO position since 2004 and before that served as the company’s Executive Vice President since 2002. Previously, he worked as an independent consultant for petroleum and mining companies specializing in strategic planning and new business development. Earlier, Mr. Sherborne served in a number of senior executive and management positions with Unocal Corporation over a career spanning 30 years. Mr. Sherborne will lead the marketing effort alongside Geovic Cameroon’s other marketing consultants.

Ms. Barbara A. Filas, Geovic’s Executive Vice President and Chief Administrative Officer (CAO), will be responsible for oversight and administration of social and environmental issues, assistance with technical programs and budgets, and participation in Board of Directors matters. Ms. Filas is a licensed professional mining engineer who has been EVP and CAO of the Company since May 2009. Ms. Filas has been a Director of Geovic Cameroon PLC since December 2009. Prior to joining Geovic, Ms. Filas was the President of Knight Piesold and Co., a privately held Colorado corporation, which provided consulting services to the Company.

Mr. Greg C. Hill, Geovic’s Chief Financial Officer (CFO), will be responsible for all finance related needs of Geovic Cameroon, as well as participate in certain marketing, offtake, and legal functions. Mr. Hill joined the Geovic team in 2006 following more than 30 years of finance related experience with energy, mining and information and medical technology companies. Mr. Hill holds an MBA from the Harvard Business School.

Mr. Brian K. Briggs, Geovic’s Manager of Technical Services, will oversee the mine tailings engineering aspects, as well as contract negotiations with mining contractors, equipment suppliers, and transportation/logistics providers. Mr. Briggs is a mining engineer and licensed professional engineer who joined Geovic in 2009 with over 20 years of experience in a variety of civil, mining and construction settings.

Ms. Diane Hartnett, Geovic’s Controller, will be responsible for capacity-building and financial oversight of Geovic Cameroon’s accounting staff, as well as budget and variance tracking. Ms. Hartnett is a chartered accountant with strong experience at operating mining and processing facilities.

The above-named key members of the Geovic Team will be supported by a highly-qualified group of engineers, scientists, technicians and administrative staff. All support staff will work under the direct supervision of the above-named Geovic Team.

Contract for Professional and Technical Services – Schedule C